Exhibit 99.77C


           Item 77C. Matters Submitted to a Vote of Security Holders

Proxy Voting Results
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Special meetings of the funds' shareholders were held on May 24, 2007, July 23,
2007, July 31, 2007, August 3, 2007, August 8, 2007, August 10, 2007, August 17,
2007, August 31, 2007, and September 12, 2007. The results of votes taken among shareholders on the proposal before them are reported below. Each vote represents one share held on the record date for the meeting.

Proposal 4 -- To Approve the Distribution Plan under Rule 12b-1
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Alger Balanced Fund -- Class C                  # of Votes        % of Votes
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  For                                              543,790           67.4%
  Against                                           21,110            2.7%
  Abstain/Broker No Votes                          240,817           29.9%
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  Total                                            805,717          100.0%
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Alger Health Sciences -- Class C                # of Votes        % of Votes
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  For                                            1,265,709           67.2%
  Against                                           59,194            3.2%
  Abstain/Broker No Votes                          560,261           29.6%
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  Total                                          1,885,164          100.0%
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